EXHIBIT 99.1

Allscripts Contact:

Bill Davis

Chief Financial Officer

312-506-1211

bill.davis@allscripts.com

Allscripts Announces Repurchase of 1.25 Million Shares Held

by General Electric Company

CHICAGO, IL February 21, 2006– Allscripts (Nasdaq:MDRX) announced today that Allscripts and General Electric Company, the parent of IDX Systems Corporation, have reached an agreement for Allscripts to purchase 1.25 million shares of Allscripts common stock directly from GE at the initial offering price of Allscripts’ previously announced proposed offering of common stock, after deducting a standard underwriting discount and commission. The agreement is conditioned upon the closing of the proposed offering. Following the announcement of the proposed offering, GE contacted Allscripts and the two companies agreed that Allscripts would assist GE in selling a portion of its holdings in Allscripts in a cooperative fashion. Following the purchase, these shares of Allscripts will no longer be outstanding.

Glen Tullman, Chief Executive Officer of Allscripts, stated: “We were pleased to accommodate GE’s investment objectives.”

The terms of the agreement provide that GE will lock-up the remaining portion of their shares for 60 days from the pricing of the offering.

Michael Jones, Executive Vice President, Business Development, GE Healthcare, commented, “We manage our investment portfolio separately from our business relationship with Allscripts, which was amended earlier this year. We continue to value our relationship with Allscripts.”

About Allscripts

Allscripts is a leading provider of clinical software, connectivity and information solutions that physicians use to improve healthcare. Allscripts’ Clinical Solutions Group’s clinical software applications include Electronic Health Record, e-prescribing and document imaging solutions. Additionally, Allscripts provides clinical product education and connectivity solutions for physicians and patients through its Physicians InteractiveTM Group and medical fulfillment services through its Medication Solutions Group.

This announcement shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any offer of the common stock of Allscripts in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Statements in this press release contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements about the agreement with GE and the proposed offering of common stock. These statements involve a number of risks and uncertainties, including investor response to the proposed offering, the trading prices for the Allscripts’ common stock during the offering period, other conditions in the financial markets and customary closing conditions. For a more complete discussion of the risks, uncertainties and assumptions that may affect Allscripts, see the Company’s preliminary prospectus supplement relating to the proposed offering and the Company’s 2004 Annual Report on Form 10-K, available through the Web site maintained by the Securities and Exchange Commission at www.sec.gov.